As filed with the Securities and Exchange Commission on May 20, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YRC WORLDWIDE INC.

(Exact name of registrant as specified in its charter)

Delaware	48-0948788
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10990 Roe Avenue Overland Park, Kansas	66211
(Address of Principal Executive Offices)	(Zip Code)

YRC Worldwide Inc. Union Employee Option Plan

YRC Worldwide Inc. Non-Union Employee Option Plan

(Full title of the plans)

Daniel J. Churay

YRC Worldwide Inc.

Executive Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(Name and address of agent for service)

(913) 696-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	16,635,273 (1)	(2)	$59,673,205 (2)	$3,330

[1]

The 16,635,273 shares of Common Stock being registered include 11,394,758 shares issuable upon the exercise of options granted pursuant to the YRC Worldwide Inc. Union Employee Option Plan (the “Union Plan”) and 5,240,515 shares issuable upon the exercise of options granted pursuant to the YRC Worldwide Inc. Non-Union Employee Option Plan (the “Non-Union Plan,” and together with the Union Plan, the “Plans”), and represent the number of shares of Common Stock available for issuance under the Plans approved at the Company’s most recent annual stockholders’ meeting held on May 14, 2009. This Registration Statement shall also be deemed to register and cover any additional shares of Common Stock that may be issued under the Plans pursuant to the Plans’ anti-dilution provisions as the result of any stock split, stock dividend or similar transaction.

[2]

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended and is based upon the fact that (1) options to purchase 10,836,620 shares of Common Stock with an exercise price of $3.74 have been granted under the Union Plan, therefore pursuant to Rule 457(h), YRC Worldwide Inc. (the “Company”) used $3.74 as the maximum offering price per share for these shares; (2) options to purchase 558,138 shares of Common Stock remain available for grant under the Union Plan at unknown exercise prices, therefore pursuant to Rules 457(h) and (c), the Company used $2.94 as the maximum offering price per share for these shares, which is the average of the high and low sales prices of a share of the Company’s Common Stock as reported by the NASDAQ Stock Market on May 18, 2009; and (3) options to purchase 5,240,515 shares of Common Stock with an exercise price of $3.34 have been granted under the Non-Union Plan, therefore pursuant to Rule 457(h), the Company used $3.34 as the maximum offering price per share for these shares.

PART I

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

YRC Worldwide Inc., a Delaware corporation (the “Company” or “Registrant”), incorporates by reference in this Registration Statement the following:

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(ii)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

(iii)	all other reports filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2008; and

(iv)	the description of the Company’s common stock, $1.00 par value per share, contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act and any amendments.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Certificate of Incorporation of the Company provides that the Company’s directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company and DGCL Section 145 together provide that the Company may indemnify its present or former directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of the Company (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that the Company may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to the Company. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. The Certificate of Incorporation and Bylaws of the Company also provide that if the DGCL is amended to permit further elimination or limitation of the personal liability of the directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In the Agreement and Plan of Merger among the Company (formerly, Yellow Corporation), Yankee LLC, a wholly owned subsidiary of the Company (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which Roadway merged with and into Sub, effective December 11, 2003, with Sub as the surviving company (the “Roadway Merger”), the Company agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, the Company will provide Roadway’s former officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that the Company will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

The Company maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing. The Company also maintains an employed lawyers’ policy for employees (including officers) that are licensed to practice law (“counsel”).

The Company has entered into indemnification agreements with certain of its directors, officers and counsel. Under the indemnification agreements, the Company agreed to indemnify each indemnified party, subject to certain limitations, to the maximum extent permitted by Delaware law against all litigation costs, including attorneys fees and expenses, and losses, in connection with any proceeding to which the indemnified party is a party, or is threatened to be made a party, by reason of the fact that the indemnified party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another entity related to the business of the Company. The indemnification agreements also provide (i) for the advancement of expenses by the Company, subject to certain conditions, (ii) a procedure for determining an indemnified party’s entitlement to indemnification and (iii) for certain remedies for the indemnified party. In addition, the indemnification agreements require the Company to cover the indemnified party under any directors’ and officers’ insurance policy or, with respect to counsel, under any employed lawyers insurance policy, maintained by the Company.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 000-12255).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, File No. 333-111499).

4.3	Certificate of Ownership and Merger, merging YRC Worldwide Inc. into Yellow Roadway Corporation, effecting a name change to YRC Worldwide Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 3, 2006, File No. 000-12255).

4.4	Bylaws of the Company, as amended through May 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2009, File No. 000-12255).

5.1*	Opinion of Jeff P. Bennett, Vice President – Legal, Assistant General Counsel and Assistant Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Jeff P. Bennett (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on May 20, 2009.

YRC Worldwide Inc.

By:	/s/ Timothy A. Wicks
Timothy A. Wicks
Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy A. Wicks, Daniel J. Churay, and Paul F. Liljegren or any of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 20th day of May, 2009.

Signature	Title

/s/ William D. Zollars William D. Zollars	Chairman of the Board of Directors, President, and Chief Executive Officer (principal executive officer)

/s/ Timothy A. Wicks Timothy A. Wicks	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Paul F. Liljegren Paul F. Liljegren	Vice President, Controller, and Chief Accounting Officer (principal accounting officer)

/s/ Michael T. Byrnes Michael T. Byrnes	Director

/s/ Cassandra C. Carr Cassandra C. Carr	Director

/s/ Howard M. Dean Howard M. Dean	Director

/s/ Dennis E. Foster Dennis E. Foster	Director

Phillip J. Meek	Director

Mark A. Schulz	Director

/s/ William L. Trubeck William L. Trubeck	Director

/s/ Carl W. Vogt Carl W. Vogt	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 000-12255).

4.2	Certificate of Amendment to the Certificate of Incorporation of the Company changing the name of the Company to Yellow Roadway Corporation (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8, filed December 23, 2003, File No. 333-111499).

4.3	Certificate of Ownership and Merger, merging YRC Worldwide Inc. into Yellow Roadway Corporation, effecting a name change to YRC Worldwide Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K, filed on January 3, 2006, File No. 000-12255).

4.4	Bylaws of the Company, as amended through May 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on May 14, 2009, File No. 000-12255).

5.1*	Opinion of Jeff P. Bennett, Vice President – Legal, Assistant General Counsel and Assistant Secretary of YRC Worldwide Inc., regarding the legality of the securities to be offered hereby.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Jeff P. Bennett (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of Registration Statement).

*	Filed herewith.